Exhibit 99.N1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Investcorp Credit Management BDC, Inc. (the Company) of our report dated September 13, 2021, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2021. We also consent to the incorporation by reference in such Registration Statement of our report dated September 13, 2021, relating to the senior securities table appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2021.

We also consent to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Senior Securities”, “Selected Consolidated Financial Data”, and Item 25 “Financial Statements and Exhibits” in such Registration Statement.

/s/ RSM US LLP

New York, New York

October 27, 2021

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